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                U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person
      Campbell                Kirby                  J.
      (Last)                 (First)              (Middle)
      One Armstrong Place
      (Street)
      Butler               Pennsylvania              16001
      (City)                 (State)                 (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
       12/7/99


3.  IRS or Social Security Number of Reporting Person
    (Voluntary)



4.  Issuer Name and Ticker or Trading Symbol
     World Access, Inc.; WAXS


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
      X   Director                            10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing
      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

           Table I -- Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)
    No securities owned.


2.  Amount of Securities Beneficially Owned (Instr. 4)



3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)



4.  Nature of Indirect Beneficial Ownership (Instr. 5)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          (Print or Type Responses)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)
    No securities owned

2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                     Amount or Number of Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

Explanation of Responses:



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.



    /s/  Kirby J. Campbell                     January 28, 2000
    -------------------------------             ---------------
         Kirby J. Campbell                           Date


                                                               SEC 1473 (7-96)